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                                Exhibit 11
           Statement Regarding Computation of Per Share Earnings



                           Three months ended   Nine months ended
                              September 30,       September 30,
                             1995      1994      1995      1994

Primary net income per share
Net Income:
 Net income as reported     $11,594   $ 9,723   $35,004   $23,889

Shares:
 Weighted average number
  of common shares
  outstanding                19,401    19,975    19,376    21,360

 Common stock equivalents
   (stock options)              403       161       303        78
 Primary shares              19,804    20,136    19,679    21,438

Primary net income
  per share                 $   .59   $   .48   $  1.78   $  1.11


Fully diluted net income per share
Net Income:
 Net income as reported     $11,594   $ 9,723   $35,004   $23,889

Shares:
 Weighted average number
  of common shares
  outstanding                19,401    19,975    19,376    21,360

 Dilutive instruments
   (stock options)            2,949     2,067     2,949     2,067
 Fully diluted shares        22,350    22,042    22,325    23,427

Fully diluted net income
  per share                 $   .52   $   .44   $  1.57   $  1.02